Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

October 12, 2021 and the Prospectus dated December 12, 2019

Registration No. 333-235468

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	Floating Rate Senior Notes due 2024 (the “Floating Rate Notes”);
1.200% Senior Notes due 2024 (the “2024 Notes”);
2.400% Senior Notes due 2028 (the “2028 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	October 12, 2021

Settlement Date:	October 15, 2021 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-235468)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Santander Investment Securities Inc.
TD Securities (USA) LLC

Co-Managers:	Academy Securities, Inc. BNY Mellon Capital Markets, LLC ING Financial Markets LLC

Diversity Firms:	CastleOak Securities, L.P. Guzman & Company Samuel A. Ramirez & Company, Inc.

Terms Applicable to

Floating Rate Senior Notes due 2024

Aggregate Principal Amount:	$400,000,000

Final Maturity Date:	October 15, 2024

Public Offering Price:	100%, plus accrued and unpaid interest, if any, from October 15, 2021

Interest Rate Basis:	Compounded SOFR (as defined under “Description of the Notes—Principal, Maturity and Interest—Floating Rate Notes” in the preliminary prospectus supplement dated October 12, 2021)

Spread to Compounded SOFR:	+62 bps

Interest Payment Dates:	January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2022

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on January 13, 2022, plus 62 bps

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Floating Rate Interest Payment

Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date

Day Count Convention:	Actual / 360

Optional Redemption:	N/A

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045XDN3 / US37045XDN30

Terms Applicable to

1.200% Senior Notes due 2024

Aggregate Principal Amount:	$850,000,00

Final Maturity Date:	October 15, 2024

Public Offering Price:	99.959%, plus accrued and unpaid interest, if any, from October 15, 2021

Benchmark Treasury:	0.375% due September 15, 2024

Benchmark Treasury Price and Yield:	99-09 7⁄8; 0.614%

Spread to Benchmark Treasury:	+60 bps

Yield to Maturity:	1.214%

Coupon:	1.200%

Interest Payment Dates:	April 15 and October 15 of each year, commencing on April 15, 2022

Day Count Convention:	30 / 360

Optional Redemption:	Prior to the final maturity date, make-whole call at T+10 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045XDM5 / US37045XDM56

Terms Applicable to

2.400% Senior Notes due 2028

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	October 15, 2028

Public Offering Price:	99.750%, plus accrued and unpaid interest, if any, from October 15, 2021

Benchmark Treasury:	1.250% due September 30, 2028

Benchmark Treasury Price and Yield:	99-02+; 1.389%

Spread to Benchmark Treasury:	+105 bps

Yield to Maturity:	2.439%

Coupon:	2.400%

Interest Payment Dates:	April 15 and October 15 of each year, commencing on April 15, 2022

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after August 15, 2028 (the date that is two months prior to the final maturity date). Prior to the par call date, make-whole call at T+20 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045XDP8 / US37045XDP87

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Citigroup Global Markets Inc. at 800-831-9146, Deutsche Bank Securities Inc. at 800-503-4611, J.P. Morgan Securities LLC at 212-834-4533, RBC Capital Markets, LLC at 1-866-375-6829, Santander Investment Securities Inc. at 1-855-403-3636 and TD Securities (USA) LLC at 1-855-495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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